As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAREPTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-0797222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

215 First Street

Suite 415

Cambridge, MA 02142

(617) 274-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas S. Ingram

President and Chief Executive Officer

Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, Massachusetts 02142

(617) 274-4000

(Name and address, including zip code, and telephone number, including area code, of agent for service of process for registrant)

With copies to:

Christopher Comeau

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

From time to time after this registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.0001 per share	301,980	$100.72	$30,415,425.60	$3,947.93

(1)

The shares of common stock, par value $0.0001 per share will be offered for resale by the selling stockholder pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of our common stock as reported on the Nasdaq Global Market on November 13, 2019.

PROSPECTUS

301,980 Shares

SAREPTA THERAPEUTICS, INC.

Common Stock

This prospectus relates to the offer and sale from time to time by StrideBio, Inc. (the “selling stockholder”) of up to 301,980 shares of our common stock, par value $0.0001 per share (the “Common Stock”). We are registering the offer and sale of these shares of common stock to satisfy our obligations pursuant the Registration Rights Agreement, dated November 13, 2019, to which the selling stockholder is a party (the “Registration Rights Agreement”). Such shares were issued in satisfaction of a portion of the upfront fee payable in Common Stock, pursuant to a Collaboration and License Agreement with the selling stockholder (the “Collaboration Agreement”). See “Selling Stockholder.” The registration of these shares of Common Stock does not necessarily mean that any of the shares of Common Stock will be offered or sold by the selling stockholder. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholder.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), consistent with normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement. The selling stockholder may sell the shares of Common Stock described in this prospectus through public or private transactions at prevailing market prices at the time of the sale. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SRPT.” On November 13, 2019, the last reported sale price on The Nasdaq Global Select Market was $101.00 per share.

Investing in our securities involves a high degree of risk. Please carefully read the information under the heading “Risk Factors” beginning on page 7 of this prospectus before you invest in our securities. This information may also be included in any supplement, any related free writing prospectus and/or any other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 14, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, the selling stockholder (StrideBio, Inc.) named in this prospectus (the “Selling Stockholder”) may, from time to time, offer or sell the Common Stock described in this prospectus in one or more offerings or resales.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any related free writing prospectus. Neither we nor the selling stockholder have authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. The prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. We do not imply or represent by delivering this prospectus that Sarepta Therapeutics, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

In this prospectus, unless the context otherwise requires, “Sarepta”, the “Company”, “we”, “us”, “our” and similar names refer to Sarepta Therapeutics, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus prospectus and any free writing prospectus that we have authorized for use in connection with this offering; it may not contain all of the information that is important to you. This prospectus includes information about the shares offered by the selling stockholder as well as information regarding our business and financial data. You should read this prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus.

Sarepta Therapeutics, Inc.

Overview

We are a commercial-stage biopharmaceutical company focused on helping patients through the discovery and development of unique RNA-targeted therapeutics, gene therapy and other genetic therapeutic modalities for the treatment of rare diseases. Applying our proprietary, highly-differentiated and innovative technologies, and through collaborations with our strategic partners, we are developing potential therapeutic candidates for a broad range of diseases and disorders, including Duchenne muscular dystrophy (“DMD”), Limb-girdle muscular dystrophies (“LGMDs”), Mucopolysaccharidosis type IIIA (“MPS IIIA”) and Pompe.

Our Commercial Product

Our first commercial product in the U.S., EXONDYS 51® (eteplirsen) Injection (“EXONDYS 51”), was granted accelerated approval by the United States Food and Drug Administration (“FDA”) on September 19, 2016. EXONDYS 51 is indicated for the treatment of DMD in patients who have a confirmed mutation of the DMD gene that is amenable to exon 51 skipping. EXONDYS 51 uses our phosphorodiamidate morpholino oligomer (“PMO”) chemistry and exon-skipping technology to skip exon 51 of the dystrophin gene. Exon skipping is intended to promote the production of an internally truncated but functional dystrophin protein. We are in the process of assessing and conducting various EXONDYS 51 clinical trials, including studies that are required to comply with regulatory New Drug Applications (“NDA”) and studies we need to conduct to comply with our post-marketing FDA requirements/commitments to verify and describe the clinical benefit of EXONDYS 51.

EXONDYS 51 targets the most frequent series of mutations that cause DMD. Approximately 13% of DMD patients are amenable to exon 51 skipping. For the years ended December 31, 2018, 2017 and 2016, we recorded net revenue of $301.0 million, $154.6 million and $5.4 million, respectively, related to the sale of EXONDYS 51.

Our Pipeline

A summary description of our main product candidates, including those in collaboration with our strategic partners, is as follows:

Golodirsen (SRP-4053) uses our PMO chemistry and exon-skipping technology to skip exon 53 of the DMD gene. Golodirsen is designed to bind to exon 53 of dystrophin pre-mRNA, resulting in exclusion, or “skipping”, of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 53 skipping. We are enrolling and dosing patients in ESSENCE (Study 4045-301), our Phase 3 placebo controlled confirmatory trial in patients who have a confirmed mutation of the DMD gene that is amenable to exon 45 or 53 skipping using casimersen and golodirsen, respectively. Golodirsen has also been evaluated in a Phase 1/2 trial, which has been completed (Study 4053-101).

In September 2017, we announced positive results of an analysis that included biopsies of the bicep muscle at baseline and on-treatment at the Part II, Week 48 time point. The 4053-101 interim trial results demonstrated statistical significance on all primary and secondary biological endpoints. In December 2018, we completed the submission of our rolling NDA to the FDA seeking accelerated approval for golodirsen. On August 19, 2019, we received a Complete Response Letter (“CRL”) from the FDA regarding the NDA. The CRL generally cites two concerns: the risk of infections related to intravenous infusion ports and renal toxicity seen in pre-clinical models of golodirsen and observed following administration of other antisense oligonucleotides.

Casimersen (SRP-4045) uses our PMO chemistry and exon-skipping technology to skip exon 45 of the DMD gene. Casimersen is designed to bind to exon 45 of dystrophin pre-mRNA, resulting in exclusion, or “skipping”, of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 45 skipping. We are enrolling and dosing patients in ESSENCE, further described above. We have completed a dose titration portion (Phase 1) and the open-label portion (Phase 2) of a Sarepta sponsored Phase 1/2 clinical trial studying casimersen (Study 4045-101). On March 28, 2019, we announced results from our interim analysis of muscle biopsy endpoints comparing casimersen treatment to placebo in the ESSENCE study. We plan to evaluate the submission of an NDA for casimersen once we have further clarity on the CRL.

SRP-5051 uses our next-generation chemistry platform, peptide conjugated PMO (“PPMO”), and our exon-skipping technology to skip exon 51 of the DMD gene. SRP-5051, a PPMO, is designed to bind to exon 51 of dystrophin pre-mRNA, resulting in exclusion of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 51 skipping. Exon skipping is intended to create the production of an internally truncated but functional dystrophin protein. In the fourth quarter of 2017, we commenced a first-in-human, single ascending dose, study for the treatment of DMD in patients who are amenable to exon 51 skipping. We have also recently commenced an in-human, multiple ascending dose, study for the treatment of DMD in patients who are amenable to exon 51 skipping.

SRP-9001 (micro-dystrophin gene therapy program), in collaboration with Nationwide Children’s Hospital (“Nationwide”), aims to express micro-dystrophin – a smaller but still functional version of dystrophin (“micro-dystrophin”). A unique, engineered micro-dystrophin is used because naturally-occurring dystrophin is too large to fit in an adeno-associated virus (“AAV”) vector. In the fourth quarter of 2017, an investigational new drug (“IND”) application for the micro-dystrophin gene therapy program was cleared by the FDA, and a Phase 1/2a clinical trial in individuals with DMD was initiated. On October 3, 2018, Nationwide presented positive results from the Phase 1/2a clinical trial in four individuals with DMD enrolled in the trial. On March 25, 2019, we presented 9-month functional and creatine kinase (“CK”) data from baseline from these four individuals, and 12-months CK data from baseline from one of these individuals.

In the fourth quarter of 2018, we commenced a placebo-controlled trial with the goal to establish the functional benefits of micro-dystrophin expressions. We plan to initiate a confirmatory trial using commercial supply of SRP-9001 in the first half of 2020, pending regulatory feedback.

MYO-101. Myonexus Therapeutics, Inc. (“Myonexus”), our wholly-owned subsidiary, develops gene therapy programs for various forms of LGMDs. The most advanced of Myonexus’ product candidates, MYO-101, is designed to treat LGMD type 2E by transferring a gene that codes for and restores beta-sarcoglycan protein with the goal of restoring the dystrophin associated protein complex. It utilizes the AAVrh.74 vector system, the same vector used in the micro-dystrophin gene therapy program we are developing with Nationwide. Myonexus commenced a Phase 1/2a trial of MYO-101 in the fourth quarter of 2018. On February 27, 2019, we announced positive two-month data from the first three-patient cohort dosed in the MYO-101 trial and on October 4, 2019, we announced positive nine-months data from these three patients.

GALGT2. An additional gene therapy program for DMD and other muscular dystrophies, also in collaboration with Nationwide, aims to express the enzyme GALGT2 from an AAV vector. In the fourth quarter of 2017, the

IND application for GALGT2 was cleared by the FDA, and a Phase 1/2a clinical trial testing GALGT2 for the treatment of DMD was initiated.

LYS-SAF 302. We are collaborating with Lysogene S.A. (“Lysogene”) to develop a gene therapy, LYS-SAF302, to treat MPS IIIA. The first patient has been dosed in AAVance, a global Phase 2/3 clinical trial of LYS-SAF302, aiming at evaluating the effectiveness of a one-time delivery of a AAVrh10 virus carrying the N-SGSH gene.

Neutrophin 3 (CMT Type 1A). A gene therapy program in collaboration with Nationwide that aims to express NT-3 encoding the NTF3 gene to treat CMT neuropathies, including CMT type 1A. We believe that the delivery of NT-3 gene may have applicability to other sub-types of CMT in addition to other muscle-wasting diseases.

Manufacturing

We have developed proprietary state-of-the-art Chemistry, Manufacturing and Controls (“CMC”) and manufacturing capabilities that allow synthesis and purification of our product candidates to support both clinical development as well as commercialization. Our current main focus in manufacturing is to continue scaling up production of our PMO-based therapies and optimizing manufacturing for PPMO and gene therapy-based product candidates. In 2017, we opened a facility in Andover, Massachusetts, which significantly enhanced our research and development manufacturing capabilities. However, we currently do not have internal large-scale Good Manufacturing Practices (“GMP”) manufacturing capabilities to produce our product and product candidates for commercial and/or clinical use. For our current and future manufacturing and supply needs, we have entered into certain manufacturing and supply arrangements with specialized contract manufacturing organizations (each a “CMO”) to produce custom raw materials, the active pharmaceutical Ingredients (“APIs”), drug product and finished goods for our product candidates. All of our CMO partners have extensive technical expertise, GMP experience and experience manufacturing our specific technology.

For our commercial DMD program, we have commenced work with our existing manufacturers to increase product capacity from mid-scale to large-scale. While there are a limited number of companies that can produce raw materials and APIs in the quantities and with the quality and purity that we require for EXONDYS 51, based on our diligence to date, we believe our current network of manufacturing partners are able to fulfill these requirements, and are capable of expanding capacity as needed. Additionally, we have, and will continue to evaluate further relationships with additional suppliers to increase overall capacity as well as further reduce risks associated with reliance on a limited number of suppliers for manufacturing.

EXONDYS 51 is distributed in the U.S. through a limited network of home infusion specialty pharmacy providers that deliver the medication to patients and a specialty distributor that distributes EXONDYS 51 to hospitals and hospital outpatient clinics. With respect to the pre-commercial distribution of eteplirsen to patients outside of the U.S., we have contracted with third party distributors and service providers to distribute eteplirsen in certain countries through our ex-U.S. early access programs (“EAP”). We plan to continue building out our network for commercial distribution in jurisdictions in which eteplirsen is approved.

Our gene therapy manufacturing capabilities have been greatly enhanced through partnerships with Brammer Bio LLC, which has recently been acquired by Thermo Fisher Scientific Inc. (“Brammer”), Paragon Bioservices, Inc., which has recently been acquired by Catalent, Inc. (“Paragon”) and Aldevron LLC (“Aldevron”). We have adopted a hybrid development and manufacturing strategy in which we are building internal manufacturing expertise relative to all aspects of AAV-based manufacturing, including gene therapy and gene editing supply, while closely partnering with best-in-class manufacturing partners to expedite development and commercialization of our gene therapy programs. The partnership with Brammer will support our clinical and commercial manufacturing capacity for our micro-dystrophin DMD gene therapy programs and LGMD programs, while also acting as a manufacturing platform for potential future gene therapy programs. The collaboration integrates process development, clinical production and testing, and commercial manufacturing. Our partnership with Paragon will provide us access to additional commercial manufacturing capacity for our micro-dystrophin DMD gene therapy program, as well as a manufacturing platform for future gene therapy programs, such as LGMD. Aldevron will provide GMP-grade plasmid for our micro-dystrophin DMD gene therapy program and LGMD programs, as well as plasmid source material for future gene therapy programs, such as CMT, MPS IIIA, Pompe and other central nervous system diseases.

Manufacturers and suppliers of product candidates are subject to the FDA’s current GMP (“cGMP”) requirements and other rules and regulations prescribed by foreign regulatory authorities. We depend on our third-party partners for continued compliance with cGMP requirements and applicable foreign standards.

Corporate Information

We were originally incorporated in the State of Oregon on July 22, 1980, and on June 6, 2013, we reincorporated in the State of Delaware. Our principal executive offices are located at 215 First Street, Suite 415, Cambridge, MA 02142 and our telephone number is (617) 274-4000. On July 12, 2012, our common stock began trading under the symbol “SRPT” on the Nasdaq Global Market. Our common stock is quoted on the Nasdaq Global Select Market under the same symbol. We maintain an Internet website at www.sarepta.com. We have not incorporated the information on our website by reference into this prospectus, and you should not consider it to be a part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholder	301,980 shares of our common stock.

Common stock to be outstanding after this offering	74,806,815 shares. All shares offered by the selling stockholder are issued and outstanding as of the date of this prospectus.

Plan of Distribution	“At the market offering” that may be made from time to time by the selling stockholder.

Use of proceeds	We will not receive any proceeds from the sale of any shares of Common Stock by the selling stockholder. Please see “Use of Proceeds”.

Risk factors	You should read carefully the information set forth under “Risk Factors” herein and in our Annual Report on Form 10-K for a discussion of factors that you should consider before deciding to invest in our common stock.

Nasdaq Global Select Market symbol	“SRPT”

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 74,504,835 shares outstanding as of September 30, 2019. This number of shares excludes the following:

•

8,737,949 shares of our common stock issuable upon the exercise of stock options outstanding under our 2002 Equity Incentive Plan, our Amended and Restated 2011 Equity Incentive Plan (“2011 Equity Incentive Plan”), our 2014 Employment Commencement Incentive Plan (“2014 Equity Incentive Plan”) and our 2018 Equity Incentive Plan;

•	608,105 shares of restricted stock units issuable upon vesting under our 2011 Equity Incentive Plan, our 2014 Equity Incentive Plan and our 2018 Equity Incentive Plan;

•	672,881 shares of our common stock available for future issuance under our 2014 Equity Incentive Plan;

•	571,180 shares of our common stock available for future issuance under our 2013 Employee Stock Purchase Plan; and

•	3,431,180 shares of our common stock available for future issuance under our 2018 Equity Incentive Plan.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2018, and our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference in this prospectus in their entirety, and any Current Reports on Form 8-K we file after the date of this prospectus, together with any amendments or supplements thereto and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement or free writing prospectus, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below titled “Forward-Looking Statements.” Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a loss of all or part of your investment in the offered securities.

Risks Related to Our Common Stock

Our stock price is volatile and may fluctuate due to factors beyond our control.

The market prices for and trading volumes of securities of biotechnology companies, including our securities, has historically been volatile. Our stock has had significant swings in trading prices, in particular in connection with our public communications regarding feedback received from regulatory authorities. For example, over the last thirty-six months, our stock has increased as much as 37% in a single day or decreased as much as 15% in a single day. The market has from time to time experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly due to a variety of factors, including but not limited to:

•	the commercial performance of EXONDYS 51 in the U.S.;

•	the timing of our submissions to regulatory authorities and regulatory decisions and developments;

•

positive or negative clinical trial results or regulatory interpretations of data collected in clinical trials conducted by us, our strategic partners, our competitors or other companies with investigational drugs targeting the same, similar or related diseases to those targeted by us;

•	delays in beginning and completing pre-clinical and clinical trials for potential product candidates;

•

delays in entering or failing to enter into strategic relationships with respect to development and/or commercialization of EXONDYS 51 or our product candidates or entry into strategic relationships on terms that are not deemed to be favorable to our Company;

•	technological innovations, product development or additional commercial product introductions by ourselves or competitors;

•	changes in applicable government regulations or regulatory requirements in the approval process;

•

developments concerning proprietary rights, including patents and patent litigation matters, such as developments in the interferences declared by the USPTO, including in the near term any outcomes of ongoing interference proceedings and over the longer term the outcomes from any related appeals;

•	public concern relating to the commercial value, efficacy or safety of any of our products;

•	our ability to obtain funds, through the issuance of equity or equity linked securities or incurrence of debt, or other corporate transactions;

•	comments by securities analysts;

•	developments in litigation such as the stockholder lawsuits against us;

•	changes in senior management; or

•	general market conditions in our industry or in the economy as a whole.

Broad market and industry factors may seriously affect the market price of a company’s stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

Our revenues and operating results could fluctuate significantly, which may adversely affect our stock price.

Our revenues and operating results may vary significantly from year-to-year and quarter-to-quarter as well as in comparison to the corresponding quarter of the preceding year. Variations my result from one or more factors, including, without limitation:

•	timing of purchase orders;

•

changes in coverage and reimbursement policies of health plans and other health insurers, especially in relation to those products that are currently manufactured, under development or identified for future development by us;

•	re-authorizations processes that may be required for patients who initially obtained coverage by third parties, including government payors, managed care organizations and private health insurers;

•	transition from temporary billing codes established by the Centers for Medicare & Medicaid Services (CMS) to permanent medical codes;

•	timing of approval of applications filed with the FDA;

•	timing of product launches and market acceptance of products launched;

•	changes in the amounts spent to research, develop, acquire, license or promote new and existing products;

•	results of clinical trial programs;

•	serious or unexpected health or safety concerns with our product or product candidates;

•	introduction of new products by others that render our product obsolete or noncompetitive;

•	the ability to maintain selling prices and gross margin on our product;

•	increases in the cost of raw materials contained within our product;

•	manufacturing and supply interruptions, including product rejections or recalls due to failure to comply with manufacturing specifications;

•	timing of revenue recognition relating to our distribution agreements;

•	the ability to protect our intellectual property from being acquired by other entities;

•	the ability to avoid infringing the intellectual property of others; and

•	the addition or loss of customers.

In addition, in one or more future periods, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could decline.

Provisions of our certificate of incorporation, bylaws and Delaware law might deter acquisition bids for us that might be considered favorable and prevent or frustrate any attempt to replace or remove the then-current management and board of directors.

Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us or effect a change in our board of directors and management. These provisions include:

•	when the board is comprised of six or more directors, classification of our board of directors into two classes, with one class elected each year;

•	directors may only be removed for cause by the affirmative vote of a majority of the voting power of all the then-outstanding shares of voting stock;

•	prohibition of cumulative voting of shares in the election of directors;

•	right of the board of directors to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, disqualification or removal of a director;

•	express authorization of the board of directors to make, alter or repeal our bylaws;

•	prohibition on stockholder action by written consent;

•	advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•

the ability of our board of directors to authorize the issuance of undesignated preferred stock, the terms and rights of which may be established and shares of which may be issued without stockholder approval, including rights superior to the rights of the holders of common stock; and

•

a super-majority (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock are required to amend, rescind, alter or repeal our bylaws and certain provisions of our certificate of incorporation.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation and our bylaws and in the Delaware General Corporation Law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors.

A significant number of shares of our common stock are issuable pursuant to outstanding stock awards, and we expect to issue additional stock awards and shares of common stock to attract and retain employees, directors and consultants. We may also issue shares of common stock to finance our operations and in connection with our strategic goals. Exercise of these awards and sales of shares will dilute the interests of existing security holders and may depress the price of our common stock.

Currently, our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 99.0 million shares of common stock. As of September 30, 2019, there were approximately 74.5 million shares of common stock outstanding and outstanding awards to purchase 9.6 million shares of common stock under various incentive stock plans. Additionally, as of September 30, 2019, there were approximately 3.4 million shares of common stock available for future issuance under our 2018 Equity Incentive Plan, approximately 0.6 million shares of common stock available for issuance under our Amended and Restated 2013 Employee Stock Purchase Plan, and approximately 0.7 million shares of common stock available for issuance under our 2014 Employment Commencement Incentive Plan.

We may issue additional shares to grant equity awards to our employees, officers, directors and consultants under our 2018 Equity Incentive Plan, our 2013 Employee Stock Purchase Plan or our 2014 Employment Commencement Incentive Plan. We may also issue additional common stock and warrants from time to time to finance our operations and in connection with strategic transactions, such as acquisitions and licensing. We may need to increase our authorized shares of common stock under our Amended and Restated Certificate of Incorporation to support these strategic goals. There can be no assurance that we will be able to obtain shareholder approval to increase the number of authorized shares.

The issuance of additional shares of common stock or warrants to purchase common stock and the perception that such issuances may occur or exercise of outstanding warrants or stock options may have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of our common stock in the public market, including sales by members of our management or board of directors, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity or equity-related securities.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any information incorporated by reference into this prospectus or such prospectus supplement may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can generally identify these forward-looking statements by forward-looking words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “could,” “continue,” “ongoing,” “predict,” “potential,” “likely,” “seek” and other similar expressions, as well as variations or negatives of these words. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, the commercialization of EXONDYS 51, the development and commercialization of our product candidates, the timeline for clinical development, commercialization and regulatory approval of our product candidates, the expected timing for the reporting of data from on-going trials, the structure of our planned or pending clinical trials, additional planned studies, our rights to develop or commercialize our products or product candidates and our ability to finance contemplated development activities and fund operations for a specified period of time.

Forward-looking statements are not guarantees of future performance and our actual results could differ materially from the results discussed in the forward-looking statements we make. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under the heading “Risk Factors” contained in this prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q or Current Reports on Form 8-K filed with the SEC.

As a result of these and other factors, we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. The forward-looking statements contained in this prospectus reflect our views as of the date hereof. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of any shares of Common Stock under this prospectus. We are not selling any shares of Common Stock under this prospectus and we will not receive any proceeds from the sale of any shares of Common Stock by the selling stockholder. We will, however, bear certain costs associated with the sale of shares of Common Stock by the selling stockholder pursuant to the Registration Rights Agreement.

SELLING STOCKHOLDER

The registration statement of which this prospectus forms a part covers the public resale of the shares of Common Stock beneficially owned by the selling stockholder. The selling stockholder may, in accordance with the Registration Rights Agreement and pursuant to this prospectus, sell some, all or none of the shares of Common Stock beneficially owned by the selling stockholder and covered by this prospectus. The selling stockholder makes no representations that such shares will be offered for sale.

We are registering the offer and sale of these shares of Common Stock to satisfy our obligations pursuant the Registration Rights Agreement, pursuant to which we issued and sold to the selling stockholder 301,980 shares of Common Stock in a private placement. Such shares were issued in satisfaction of a portion of the upfront fee payable in Common Stock, pursuant to the Collaboration Agreement. Other than the foregoing, the selling stockholder has not had any material relationship with us or our affiliates within the past three years.

As used in this prospectus, the term “selling stockholder” includes only the selling stockholder listed below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interest in our Common Stock other than through a public sale. Information about the selling stockholder and certain transferees may change over time. Any changed information will be set forth in prospectus supplements, if required.

The following table sets forth, based on written representations from the selling stockholder, certain information as of November 14, 2019 regarding the beneficial ownership of our Common Stock by the selling stockholder and the shares being offered by the selling stockholder. The applicable percentage ownership is based on 74,504,835 shares of our Common Stock outstanding as of September 30, 2019. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of our Common Stock. The selling stockholder may offer and sell some, all or none of its shares. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with applicable SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it. All selling stockholder information has been furnished by or on behalf of the selling stockholder. Based on the information provided to us by the selling stockholder, it is not a broker-dealer or an affiliate of a broker-dealer.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering
	Number	Percentage			Number	Percentage
StrideBio, Inc.(1)	301,980	*	%	301,980	—	—%

*	Less than 1%.
(1)	The address of StrideBio, Inc. is 5 Laboratory Drive, Suite 1200, Research Triangle Park, NC 27709.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 99,000,000 shares of common stock, par value $0.0001 per share, of which 74,504,835 shares were issued and outstanding as of September 30, 2019.

For the complete terms of our common stock, please refer to our articles of incorporation and bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our articles of incorporation and bylaws, as in effect at the time of any offering of securities under this prospectus.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a majority of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

PREFERRED STOCK

We are authorized to issue up to 3,333,333 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding as of September 30, 2019, in one or more series. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our Company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of holders of common stock and reduce the likelihood that holders of shares of our common stock will receive dividend payments and payments upon liquidation.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, encourage persons seeking to acquire control of us to first negotiate with our board of directors and the holders of our capital stock.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Staggered board of directors

Our certificate of incorporation and our bylaws divide our board of directors into two classes with staggered two-year terms, when the board is comprised of more than six members. Seven individuals currently serve on our board of directors, which is divided into two classes. At each annual meeting of stockholders, a class of directors is to be elected for a two-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. Our bylaws authorize our board of directors to fix the number of directors from time to time by a resolution of the majority of our board of directors, provided the board shall consist of a minimum of one and a maximum of seven members. The division of our board of directors into two classes with staggered two-year terms may delay or prevent a change of our management or a change in control. Between stockholder meetings, directors may be removed by a vote of a majority of the voting power of all outstanding shares of voting stock only for cause, and the board of directors may appoint new directors to fill the vacancies. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office unless our board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. These provisions may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder action; special meeting of stockholders; advance notice requirements for stockholder proposals and director nominations

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our president or our board of directors, or by our president at the request of holders of not less than one-tenth of all outstanding shares of capital stock. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-majority voting

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Certain provisions of our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is quoted on The Nasdaq Global Select Market under the trading symbol “SRPT.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. This summary is limited to the tax consequences to those persons who hold our common stock as capital assets within the meaning of Section 1221 of the Code.

This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, the unearned income Medicare contribution tax, certain estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction.

This summary is for general information only. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income and estate taxation, state, local and non-U.S. taxation and other tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the application of state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not an entity treated as a partnership and is not:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S., any state thereof, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds common stock, the tax treatment of a partner in the partnership generally will depend upon the partner’s tax status and upon the activities of the partnership. Accordingly, partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes that hold our common stock and partners in such partnerships should consult their tax advisors.

Dividends

We did not declare or pay cash dividends on our common stock in 2018, 2017 or 2016. We currently expect to retain future earnings, if any, to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

Distributions on Our Common Stock

As discussed under “Dividends” above, we do not currently expect to pay dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such stock. Any such distribution would also be subject to the discussion below under the section titled “Additional Withholding and Information Reporting Requirements.” Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with a properly executed:

1. U.S. Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or successor form) claiming, under penalties of perjury, a reduction in withholding under an applicable income tax treaty, or

2. IRS Form W-8ECI (or successor form) stating that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification described above must be provided to us or another applicable withholding agent prior to the payment of the dividends and must be updated periodically. The certification requirement also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

Each Non-U.S. Holder is urged to consult its tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the U.S. In addition, if such Non-U.S. Holder is a non-U.S. corporation and dividends are effectively connected with its U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) in respect of such effectively-connected income.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Our Common Stock

Subject to the discussion below under the section titled “Additional Withholding and Information Reporting Requirements”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of a share of our common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is a nonresident alien who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other conditions; or

•

we are or have been a “United States real property holding corporation,” as defined in the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the share of our common stock.

We believe we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock so long as our common stock continues to be regularly traded on an established securities market and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period.

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. Additionally, a non-U.S. corporation may also, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30% (or, if applicable, a lower income tax treaty rate). Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with the conduct of a trade or business in the U.S. are urged to consult their tax advisors with respect to the U.S. tax consequences of the purchase, ownership and disposition of our common stock.

A nonresident alien who is subject to U.S. federal income tax because such individual was present in the U.S. for 183 days or more in the taxable year of the taxable disposition of our common stock will be subject to a flat 30% tax on the gain derived from such disposition, which may be offset by U.S. source capital loss.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder certain information including the Non-U.S. Holder’s name, address and taxpayer identification number, the aggregate amount of distributions on our common stock paid to that Non-U.S. Holder during the calendar year and the amount of tax withheld, if any.

Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). In general, backup withholding tax will not apply to payments of dividends on common stock or proceeds from the sale of common stock payable to a Non-U.S. Holder if the certification described above under “Distributions on Our Common Stock” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to distributions even if an exemption from backup withholding is established. Copies of any information returns reporting the distributions to a Non-U.S. Holder and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their tax advisors regarding their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Additional Withholding and Information Reporting Requirements

Sections 1471 through 1474 of the Code and related Treasury Regulations, together with other Treasury Department or IRS guidance issued thereunder, and intergovernmental agreements, legislation, rules and other official guidance adopted pursuant to such intergovernmental agreements (commonly referred to as “FATCA”) generally impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on our common stock, unless such persons comply with a complicated U.S. information reporting, disclosure and certification regime. Pursuant to recently proposed regulations, upon which a tax payer can rely, the withholding tax does not apply to gross proceeds from the sale or other disposition of our common stock. This regime requires, among other things, a broad class of persons to enter into agreements with the IRS to obtain, disclose and report information about their investors and account holders. An intergovernmental agreement between the U.S. and an applicable foreign country may, however, modify these requirements. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is neither a citizen nor a resident of the United States for U.S. federal estate tax purposes at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate or other tax treaty provides otherwise.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock, except that, if the shares of common stock are sold through broker-dealers or agents, the selling stockholders will be responsible for agent’s commissions, if applicable. Sales of our shares of common stock, if any, under this prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including by means of ordinary brokers’ transactions on the Nasdaq Global Market at market prices. Sales of our shares of common stock, if any, under this prospectus may not be made by any method pursuant to which additional disclosure under the Securities Act of 1933, as amended, is required by means of a prospectus supplement and not disclosed herein.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. The shares of common stock may be sold in one or more transactions at prevailing market prices at the time of the sale. These sale may be effected in transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all agent’s and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this registration statement, the omission or alleged omission to state herein a material fact required to be stated herein, or necessary to make the statements herein not misleading or any violation or alleged violation by us of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under any state securities law. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Ropes & Gray LLP, Boston, Massachusetts will provide us with an opinion as to certain legal matters in connection with the Common Stock being offered hereby.

EXPERTS

The consolidated financial statements of Sarepta Therapeutics, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock offered by this prospectus. This prospectus, including the information incorporated by reference herein and therein, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at http://www.sarepta.com under the “Investor Relations – SEC Filings” caption. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 8, 2019, August 7, 2019 and November 7, 2019, respectively;

•

our Current Reports on Form 8-K, as filed with the SEC on March 5, 2019, March  7, 2019, April 5, 2019 and June  7, 2019 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	the description of our common stock contained in our Current Report on Form 8-K12B filed with the SEC on June 6, 2013.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or you may call us at (617) 274-4080.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various costs and expenses payable by the company in connection with the issuance and registration of securities registered hereby. All amounts are estimates.

SEC registration fee	$3,948
Transfer agent’s and trustee’s fees and expenses	$5,000
Printing costs	$10,000
Legal fees and expenses	$45,000
Accounting fees and expenses	$10,000
Total	$73,948

Item 15. Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and officers and permits indemnification of employees and other agents to the maximum extent permitted by the DGCL. In addition, we have entered into indemnification agreements with some of our directors and officers containing provisions which could be interpreted to be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, we carry director and officer liability insurance.

Item 16. Exhibits.

		Incorporated by Reference to Filings Indicated
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

4.1	Amended and Restated Certificate of Incorporation of Sarepta Therapeutics, Inc.	8-K12B	001-14895	3.1	6/6/13

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Sarepta Therapeutics, Inc.	8-K	001-14895	10.1	6/30/15

4.3	Amended and Restated Bylaws of Sarepta Therapeutics, Inc.	8-K	001-14895	3.1	9/25/14

Incorporated by Reference to Filings Indicated
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

4.4	Form of Specimen Certificate for Common Stock	10-Q	001-14895	4.1	8/8/13

4.5	Registration Rights Agreement, dated November 13, 2019, between Sarepta Therapeutics, Inc. and StrideBio, Inc.					X

5.1	Opinion of Ropes & Gray LLP					X

23.1	Consent of KPMG LLP, independent registered public accounting firm					X

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (contained on signature page)					X

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Massachusetts, on November 14, 2019.

SAREPTA THERAPEUTICS, INC.

By:	/s/ Douglas S. Ingram
Douglas S. Ingram
President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Ingram, Sandesh Mahatme and David Tyronne Howton, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Ingram Douglas S. Ingram	President and Chief Executive Officer, Director (Principal Executive Officer)	November 14, 2019

/s/ Sandesh Mahatme Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer (Principal Financial and Accounting Officer)	November 14, 2019

/s/ M. Kathleen Behrens M. Kathleen Behrens, Ph.D.	Chairwoman of the Board	November 14, 2019

/s/ Richard J. Barry Richard J. Barry	Director	November 14, 2019

/s/ Michael W. Bonney Michael W. Bonney	Director	November 14, 2019

/s/ Mary Ann Gray Mary Ann Gray, Ph.D	Director	November 14, 2019

Claude Nicaise, M.D.	Director

/s/ Hans Wigzell Hans Wigzell, M.D., Ph.D.	Director	November 14, 2019